CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF ATHENE HOLDING LTD.

ATHENE HOLDING LTD., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.The name of the corporation is Athene Holding Ltd. (the “Corporation”).

2.This Certificate of Amendment (“Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation originally filed with the Secretary of State of the State of Delaware on December 29, 2023 (as amended, the “Certificate of Incorporation”).

3.Section 4.01 of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

Section 4.01    Capitalization.

(a)The total number of shares of all classes of stock that the Corporation shall have authority to issue is 450,000, which shall be divided into two classes as follows:

(i)250,000 shares of common stock, $0.001 par value per share (“Common Stock”); and

(ii)200,000 shares of preferred stock, $1.00 par value per share (“Preferred Stock”), which may be designated from time to time in accordance with this Article IV, of which 34,500 shares are designated as “6.35% Fixed-to-Floating Rate Perpetual Non-Cumulative Preferred Stock, Series A” (“Series A Preferred Stock”), 13,800 shares are designated as “5.625% Fixed Rate Perpetual Non-Cumulative Preferred Stock, Series B” (“Series B Preferred Stock”), 23,000 shares are designated as “4.875% Fixed-Rate Perpetual Non-Cumulative Preferred Stock, Series D” (“Series D Preferred Stock”), and 20,000 shares are designated as “7.750% Fixed-Rate Reset Perpetual Non-Cumulative Preferred Stock, Series E” (“Series E Preferred Stock”).

(b)Immediately upon the filing and effectiveness of the Certificate of Amendment to the Corporation’s Certificate of Incorporation (the “Effective Time”), every one thousand (1,000) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically reclassified and combined into one (1) share of Common Stock, without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu thereof, any holder who would otherwise be entitled to receive a fractional share shall be entitled to receive cash in an amount equal to the product obtained by multiplying such fractional share by the fair value per share of the Common Stock as determined by the Board of Directors of the Corporation or the Chief Financial Officer of the Corporation. Each certificate that immediately prior to the Effective Time represented shares of Common Stock shall thereafter represent the number of whole shares of Common Stock resulting from the Reverse Stock Split, as adjusted for any fractional shares paid in cash.

(c)The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the then outstanding shares of capital stock entitled to vote thereon, in each case irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no other vote of the holders of the Common Stock or Preferred Stock, voting together or separately as a class, shall be required therefor, unless a vote of the holders of any such class or classes or series thereof is expressly required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

(d)Except to the extent expressly provided in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), no share of stock of the Corporation shall entitle any holder thereof to any preemptive, preferential, or similar rights with respect to the issuance of shares of Common Stock, Preferred Stock or other capital stock of the Corporation.

4.This Certificate of Amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

5.This Certificate of Amendment shall be immediately effective upon filing with the Secretary of State of the State of Delaware.

6.All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer as of August 5, 2025.

ATHENE HOLDING LTD.

/s/ Ira Rosenblatt
Name:    Ira Rosenblatt
Title:    Secretary

3